EXHIBIT 10.1

AGREEMENT AND PLANS OF REORGANIZATION

BY AND AMONG

KBL HEALTHCARE ACQUISITION CORP. II,

SII ACQUISITION, INC.

AND

SUMMER INFANT, INC. (“SII”), SUMMER INFANT EUROPE LIMITED (“SIE”) AND

SUMMER INFANT ASIA, LTD. (“SIA”)

AND

ALL OF THE STOCKHOLDERS OF EACH OF SII, SIE AND SIA

DATED AS OF SEPTEMBER 1, 2006

AGREEMENT AND PLANS OF REORGANIZATION

THIS AGREEMENT AND PLANS OF REORGANIZATION is made and entered into as of September 1, 2006, by and among KBL Healthcare Acquisition Corp. II, a Delaware corporation (“Parent”), SII Acquisition, Inc., a Rhode Island corporation and a wholly owned subsidiary of Parent (“SII Merger Sub”), Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe Limited, a United Kingdom limited company (“SIE”), Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and, collectively with SII and SIE, the “Companies”) and each of the persons listed under the captions “SII Stockholders”, “SIE Stockholders” and “SIA Stockholders” on the signature pages hereof, each such person being a stockholder of one or more of the Companies (collectively, the “Stockholders”). As used in this Agreement, the term “Summer” means all of the Companies, taken as a whole, unless the context clearly otherwise indicates.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the applicable corporate laws of the jurisdictions of the respective jurisdiction of formation of each of the Companies as set forth in the preamble of this Agreement (the “Applicable Corporate Laws”), Parent and Summer intend to enter into a business combination transaction by means of a merger and series of related stock sales in which (i) SII will merge with and into SII Merger Sub (with SII Merger Sub being the surviving entity) in exchange for shares of the common stock of the Parent and cash to the holders of the capital stock of SII, (ii) the SIE Stockholders will sell all of the SIE Ordinary Shares held by such SIE Stockholders to the Parent, in exchange for the payment of cash and (iii) the SIA Stockholders will transfer all of the SIA Ordinary Shares held by such SIA Stockholders to the Parent, in exchange for shares of the Common Stock of the Parent.

B. The Boards of Directors of each of the Companies, Parent and SII Merger Sub have determined that each of the Transactions (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt plans of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE TRANSACTIONS

1.1 The Transactions. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws:

(a) SII will be merged with and into SII Merger Sub, in exchange for the payment of cash by the Parent and those shares of Common Stock of the Parent in such amounts as set forth in Schedule 1.5(a) (the “SII Merger”), whereupon the separate corporate existence of SII shall cease and SII Merger Sub shall continue as the surviving corporation of the SII Merger (the “SII Merger Surviving Corporation”);

(b) The SIE Stockholders will exchange and transfer all of their SIE Ordinary Shares to the Parent, in exchange for the payment of cash by the Parent in such amounts as set forth in Schedule 1.5(a) (the “SIE Transaction”); and

(c) The SIA Stockholders will sell and transfer all of their SIA Ordinary Shares to the Parent, in exchange for the payment of cash by the Parent and those shares of Common Stock of the Parent in such amounts as set forth in Schedule 1.5(a) (the “SIA Transaction” and, collectively with the SII Merger and SIE Transaction, the “Transactions”).

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall concurrently cause the Transactions to be consummated by filing with each jurisdiction set forth on Schedule 1.2 hereto the certificate, articles, forms of merger and/or other transaction documentation necessary to consummate the Transactions (including, but not limited to, any notices, stock transfer forms and payment of any transfer, stamp or duty taxes) described on Schedule 1.2 in accordance with the Applicable Corporate Laws, as the case may be (collectively, the “Transaction Certificates”) (the time of the last such filing to be properly completed, or such later time as may be agreed in writing by Parent and SII and specified in the Transaction Certificates, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plans of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Summer Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Transactions (the “Closing”) shall take place concurrently at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Transactions. At the Effective Time, the effect of the Transactions shall be as provided in this Agreement and the applicable provisions of the Applicable Corporate Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of SII and SII Merger Sub shall vest in the SII Merger Surviving Corporation, and all debts, liabilities and duties of SII and SII Merger Sub shall become the debts, liabilities and duties of the SII Merger Surviving Corporation;

(b) All of the outstanding capital stock of SIE shall be transferred to and owned by Parent, and SIE shall become a wholly owned subsidiary of Parent; and

(c) All of the outstanding capital stock of SIA shall be transferred to and be owned by Parent, and SIA shall become a wholly owned subsidiary of Parent.

1.4 Charter Documents.

(a) At the Effective Time:

(i) The articles of incorporation of SII Merger Sub (a copy of which is attached hereto as Exhibit A) shall be the articles of incorporation of the SII Merger Surviving Corporation until thereafter amended as provided by law and the articles of incorporation, and

(ii) The by-laws of SII Merger Sub (a copy of which is attached hereto as Exhibit B) shall be the by-laws of the SII Merger Surviving Corporation.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Transactions and this Agreement and without any action on the part of the Parent, SII Merger Sub, the Companies or the Stockholders, the following shall occur:

(a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.5(d), all of the shares of Company Common Stock (as defined in Section 2.3(a)(iii)) issued and outstanding immediately prior to the Effective Time will be either automatically converted into or exchanged, transferred or sold for, as applicable and subject to Sections 1.5(b), 1.5(c) and 1.5(f), below, at the Effective Time: (i) an aggregate of 3,916,667 shares (the “Transaction Shares”) of common stock, par value $0.0001, of Parent (“Parent Common Stock”), (ii) the right to receive a cash payment in the aggregate amount of $20,000,000.00 (the “Closing Cash Payment”), (iii) the right to receive an aggregate of 2,500,000 Contingent Shares (as defined in Section 1.12(a)) if same are issued in accordance with this Agreement and (iv) the right to receive the EBITDA Payments (as defined in Section 1.12(d)(i) – (iii)) if same are made in accordance with this Agreement. The Transaction Shares, the Contingent Shares, the Closing Cash Payment and the EBITDA Payments shall be referred to herein collectively as the “Transaction Consideration.” The Transaction Consideration shall be allocated among the Stockholders and paid to each Stockholder in accordance with Schedule 1.5(a) attached hereto.

(b) Net Worth Calculation and Reduction of Amount of Transaction Shares.

(i) On the Closing Date, Parent shall issue all 3,916,667 Transaction Shares to the holders of the SII Common Stock and SIA Ordinary Shares. Ten percent (10%), or 391,667, of such Transaction Shares (“Net Worth Shares”) shall be placed in escrow pursuant to Section 1.10 solely for the purposes described in this Section 1.5(b).

(ii) If Summer’s Net Worth (as defined) at the Closing Date (“Closing Date Net Worth”) is less than Summer’s Net Worth at June 30, 2006 (“June 30 Net Worth”), as finally determined in accordance with this Agreement and the Escrow Agreement (as defined), the Escrow Agent (as defined) shall return to Parent, for cancellation, that number of Transaction Shares equal to the Transaction Share Reduction Number.

(iii) The term “Transaction Share Reduction Number” shall mean the quotient derived by dividing (i) the difference between the June 30 Net Worth and Closing Date Net Worth by (ii) $6.00 (rounded up to the nearest share); provided, however, that if Closing Date Net Worth is equal to or greater than June 30 Net Worth, the Transaction Share Reduction Number shall be zero.

(iv) If the Transaction Share Reduction Number is greater than 391,667 shares (such greater number being the “Shortfall”), each of the Stockholders shall return to Parent on demand, for cancellation, that number of Transaction Shares received by him or it determined by multiplying the Shortfall by such Stockholder’s Allocation Factor.

(v) The term “Net Worth” shall mean, on the date in question, the assets of Summer (on a consolidated basis) at such date, less all liabilities of Summer (on a consolidated basis) at such date, adjusted to (A) give effect to the payment and/or for the provision of (whether by accrual or otherwise) dividend distributions by SII for the payment of taxes in such fiscal year or prior years, and (B) exclude direct costs and expenses through the applicable date related to the Transactions and related to litigation and settlement of the dispute with Springs Global US, Inc. (“Springs”) described on Schedule 2.10 hereto, including without limitation, legal, accounting, investment bankers, road show, expert witness and broker fees and expenses.

(vi) As soon as practicable following the Closing Date, Goldstein Golub Kessler, LLP or such other PCOAB-registered accounting firm then serving as Summer’s independent accounting firm (“GGK”) shall calculate and deliver to Parent a statement of Summer’s June 30 Net Worth (“June 30 Net Worth Statement”) and Summer’s Closing Date Net Worth (“Closing Date Net Worth Statement”), which shall be derived utilizing generally accepted accounting principles, and which Statements shall be certified by each of Summer’s Chief Executive Officer and Chief Financial Officer. At the same time, GGK shall deliver a written calculation of the difference between Summer’s Closing Date Net Worth and June 30 Net Worth (“Auditor’s Net Worth Difference Calculation”). Subject to the procedure set forth in the Escrow Agreement (as defined herein), the Auditor’s Net Worth Difference Calculation shall be binding on the Parties and shall be utilized to determine the Transaction Share Reduction Number and Shortfall, if any.

(c) Certificates for Shares. Certificates evidencing the 391,677 Net Worth Shares, together with 1,000,000 additional Transaction Shares (“Indemnity Shares” and, collectively with the Net Worth Shares, the “Escrow Shares”), will be placed into escrow at the Effective Time as provided in Section 1.10, with certificates evidencing the remainder of the Transaction Shares (“Closing Shares”) being issued to each holder of SII Common Stock or SIA Ordinary Shares upon surrender of the certificates evidencing all of such holder’s shares of Common Stock (“Company Certificates”) in the manner provided in Section 1.6.

(d) Cancellation of Treasury and Parent-Owned Stock. Each share of SII Common Stock held by SII Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of SII or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Adjustments to Exchange Ratios. The number of Transaction Shares or Closing Cash Payment, as the case may be that the holders of the Company Common Stock may be entitled to receive as a result of the Transactions, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or SIA Transaction, and each holder of shares of SII Common Stock or SIA Ordinary Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates.

(a) Exchange Procedures. Upon surrender of Company Certificates at the Closing, the holders of such Company Certificates shall receive in exchange therefor certificates representing the Transaction Shares into which their shares of Company Common Stock shall be converted at the Effective Time, less the Escrow Shares (as defined in Section 1.5(b)). Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Transaction Consideration then issuable and/or payable under the terms of this Agreement in accordance with Schedule 1.5(a).

(b) Required Withholding. The Parent and SII Merger Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7 No Further Ownership Rights in Company Stock. All Transaction Consideration issued and/or paid in accordance with the terms hereof shall be in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Parent or the SII Merger Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Parent or SII Merger Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Tax Consequences. It is intended by the parties hereto that the Transactions shall constitute plans of reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as “plans of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent and the SII Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Summer and the Companies, the appropriate officers and directors of one or more of the appropriate Companies, the Parent and the SII Merger Surviving Corporation will take all such lawful and necessary action.

1.10 Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Stockholders receiving Transaction Shares shall deposit in escrow, to be held from the Closing Date until the later of (a) the date that is sixteen months after the Effective Time and (b) 30 days after Parent has filed with the SEC its annual report on Form 10-KSB for the year ending December 31, 2007 (such period, the “Escrow Period”), and for such further period as may be required pursuant to the Escrow Agreement referred to below, an aggregate of 1,000,000 Indemnity Shares, which shares shall be allocated among the Persons entitled to receive them in the same proportions as the Transaction Shares, in their entirety, are allocated among such Persons, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, a representative of the Stockholders (who shall be the person named in Section 1.14(b) until a successor is appointed pursuant to Section 1.14(b) (the “Representative)), and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit C (the “Escrow Agreement”).

(b) To effectuate any reduction in the Transaction Shares below 3,916,667 shares as a result of the adjustments described in Section 1.5(b), above, the Persons receiving the Transaction Shares shall deposit all of the Net Worth Shares into escrow to be held until the date that the Auditor’s Net Worth Calculation is delivered to Parent and for such further period as may be required pursuant to the Escrow Agreement.

1.11 Certain Registration Rights. At the Closing, Parent and the Stockholders shall execute and deliver a Registration Rights Agreement in the form annexed hereto as Exhibit D with respect to registration of the Transaction Shares (the “Registration Rights Agreement”).

1.12 Potential Additional Issuances and Payments.

(a) Contingent Share Issuance (Based on Stock Price).

(i) In the event that the Last Reported Sales Price (as defined) of the Parent Common Stock is equal to or exceeds $8.50 (the “Share Price Trigger”) on any twenty (20) Trading Days (as defined) during any thirty (30) consecutive Trading Day period (the “Share Price Measurement Period”) at any time during the period commencing on the three-month anniversary of the Closing Date and ending on April 20, 2009 (the “Share Price Trigger Period”), the SII Stockholders and SIA Stockholders, as a group, will receive an aggregate additional 2,500,000 shares of Parent Common Stock (“Contingent Shares”). The number of Contingent Shares to be issued to each SII Stockholder and SIA Stockholder is as set forth on Schedule 1.5(a). The SIE Stockholders are not entitled to any Contingent Shares.

(ii) The term “Last Reported Sales Price” on any date shall mean the closing sale price per share of the Parent Common Stock (or if no closing sale price is reported, the average of the closing bid and asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Parent Common Stock is traded or, if same is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or Nasdaq Capital Market or OTC-BB. If the Parent Common Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market or Nasdaq Capital Market or OTC-BB on the relevant date, the “Last Reported Sales Price” will be the last quoted bid price for a share of Parent Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization.

(iii) The term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national securities exchange on which the Parent Common Stock is then listed or, if not then listed on a national securities exchange, on the Nasdaq National Market or, if not then quoted on the Nasdaq National Market, on the principal other market or trading system on which the Parent Common Stock is traded or quoted.

(iv) Any Contingent Shares issuable shall be issued by Parent to the Stockholders entitled to receive such Contingent Shares within ten (10) business days after the conditions in Section 1.12(a) have been satisfied.

(v) The Share Price Trigger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring after the Closing Date and prior to the termination of the Share Price Measurement Period.

(b) 2006 EBITDA Payment.

(i) If the Companies have EBITDA (“2006 EBITDA”) of more than $4.2 million for the year ending December 31, 2006 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2006, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2006 EBITDA and $4.2 million (the “2006 EBITDA Payment”).

(ii) Any 2006 EBITDA Payment payable under this Section 1.12(b) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2006 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2006 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(c) 2007 EBITDA Payment.

(i) If the Companies (on a post-Transaction consolidated basis) have EBITDA (“2007 EBITDA”) of more than $10 million for the year ending December 31, 2007 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2007, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2007 EBITDA and $10 million (the “2007 EBITDA Payment”).

(ii) Any 2007 EBITDA Payment payable under this Section 1.12(c) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2007 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2007 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(d) 2008 EBITDA Payment.

(i) If the Companies (on a post-Transaction consolidated basis) have EBITDA (“2008 EBITDA”) of more than $15 million for the year ending December 31, 2008 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2008, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2008 EBITDA and $15 million (the “2008 EBITDA Payment” and, collectively with the 2006 EBITDA Payment and the 2007 EBITDA Payment, the “EBITDA Payments”).

(ii) Any 2008 EBITDA Payment payable under this Section 1.12(d) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2008 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2008 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(e) Definition of “EBITDA.” “EBITDA” for purposes hereof shall consist of Parent’s and the Companies’ consolidated operating earnings before interest expense, depreciation and amortization expense, taxes on income, costs and expenses (including without limitation, legal and accounting) or write-downs directly related to the Transactions or subsequent acquisition or other business combination by Parent or the Companies (except as provided below), foreign exchange gains and losses and extraordinary items of Parent and/or the Companies. The term “EBITDA” shall include all EBITDA generated by Parent, the Companies or any subsidiary thereof from any businesses or assets acquired by any of them after the Effective Time. Notwithstanding anything to the contrary herein, EBITDA calculations for purposes of this Agreement shall give effect to an imputed capital charge equal to 12.5% of the aggregate consideration paid by any of Parent, Summer or their Affiliates in connection with each such acquisition or business combination (but shall not give effect to any other closing costs or upfront, one-time write-offs related to such acquisitions). EBITDA calculations also shall give effect to costs incurred or related to regulatory compliance and any allocated corporate overhead expenses. Notwithstanding the foregoing or anything contrary to this Agreement, any and all EBITDA generated by or attributable to the Parent shall be excluded for purposes of calculating the 2006 EBITDA Payment; provided, further, that any liabilities booked with respect to public warrants by mandate of the SEC or otherwise shall be excluded from all EBITDA calculations.

(f) Maximum EBITDA Payments. Notwithstanding the foregoing, the maximum aggregate amount of cash and stock to be paid to the Stockholders as EBITDA Payments under any and all of the provisions of this Section 1.12 shall not exceed $5,000,000. The SIE Stockholders are not entitled to any EBITDA Payments.

(g) Additional Issuances and/or Payments as Additional “Purchase Price.” Any issuances of Contingent Shares and/or payment of EBITDA Payments shall be deemed to have been made to the Stockholders in consideration for the Transactions and shall be deemed additional “purchase price” paid by Parent for the Transactions.

(h) Stub Period Tax Distributions. As soon as practicable after the Closing, there shall be distributed to the Stockholders the sum of (i) an amount equal to the product of (A) SII’s net taxable income for the period commencing January 1, 2006 and ending on the date of Effective Time and (B) the highest combined marginal federal and state tax rate applicable to individuals residing in the State of Rhode Island with respect to such income or gain (taking into account the amount and character of the income or gain) minus (ii) all previous distributions made by SII to the Stockholders in respect of the 2006 taxable year and the 2007 taxable year, if applicable, prior to the Effective Time (the “Stub Period Tax Distribution”). The Stub Period Tax Distribution shall not be deemed to have been made to the Stockholders in consideration for the Transactions and shall not be deemed additional “purchase price” paid by Parent for the Transactions.

1.13 Stockholder Matters.

(a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of one or more of the Companies, hereby approves and adopts this Agreement and authorizes such Companies and their respective directors and officers to take all actions necessary for the consummation of the Transactions and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder for purposes of the relevant provisions of the Applicable Corporation Laws.

(b) Each Stockholder (other than Rachelle Harel, who is not receiving any Parent Common Stock in the Transactions), for himself, herself or itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Stockholders that are entities, transfers to its stockholders, partners or members; (ii) such Stockholder understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him, her or it unless the Parent Common Stock is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement; (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person alone or with his, her or its purchaser representative (as evidenced by a duly signed purchaser representative certificate) possessing sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by him, her or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (A) the registration requirements of the Securities Act (or an exemption therefrom) and (B) the provisions of this Agreement. Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.13(b).

(c) Each Stockholder, for himself, herself or itself, represents and warrants, as applicable, that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Stockholder or Summer or, after the Closing, Parent, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.14 Committee and Representative for Purposes of Escrow Agreement.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with Summer prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. The Stockholders hereby designate Jason Macari to represent the interests of the Persons entitled to receive Transaction Shares as a result of the Transactions for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of SII prior to the Closing shall appoint as successor a Person who was a former stockholder of SII or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Section 1.10 and Article VII hereof and the Escrow Agreement.

1.15 Derivative Securities; No Other Additional Issuances. Each of the Companies shall arrange that the holders of all of its outstanding options, warrants, convertible preferred stock, convertible debt and any other derivative securities, if any, convert all such securities into shares of Company Common Stock prior to the Effective Time without the payment of any cash by Summer (collectively, the “Conversions”). The Conversions may be made contingent upon the occurrence of the Closing. Other than in connection with the Conversions, none of the Companies will issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUMMER

Summer hereby represents and warrants to Parent and SII Merger Sub as follows (except as set forth in a Schedule corresponding in number to the applicable Section of this Article II (the “Summer Schedule”), provided that the disclosure of an item in one section of the Schedules shall be deemed to modify both (i) the representation and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of Summer in this Agreement to the extent that is it reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty):

2.1 Organization and Qualification.

(a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation (as set forth on Schedule 1.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by such Company to be conducted. Summer is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Summer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each of the Companies, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. None of the Companies is in violation of any of the provisions of its Charter Documents.

(b) Summer is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer. Each jurisdiction in which Summer is so qualified or licensed is listed in Schedule 2.1(b).

(c) The minute books of each of the Companies contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of corporate organization. Copies of all such Corporate Records have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of each of the Companies contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of each of the Companies since the time of corporate organization. Copies of all such records have been heretofore delivered to Parent or Parent’s counsel.

(e) SII is a duly qualified S Corporation within the meaning of Section 1361 et seq. of the Internal Revenue Code of 1986, as amended. A valid election under IRC § 1362(a) to be treated as an “S” corporation is in effect for SII. Other than in connection with the transactions contemplated hereby, no action has been taken by any shareholder of SII or SII to terminate SII’s status as an “S” corporation.

2.2 Subsidiaries. None of the Companies has any subsidiaries. None of the Companies owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of:

(i) SII consists of 2000 shares of the Common Stock of SII (“SII Common Stock”), of which 666 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(i) sets forth the name of each holder of SII Common Stock and the number of shares owned by each holder.

(ii) SIE consists of UK 100 shares of common stock $100 par (“SIE Ordinary Shares”), of which 100 SIE Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(ii) sets forth the name of each holder of SIE Ordinary Shares and the number of shares owned by each holder. All of the SIE Ordinary Shares are owned by the Stockholders of SIE free and clear of any liens, mortgages or other encumbrances and each such Stockholder will transfer to Parent complete and unfettered title, free of any lien, mortgage or encumbrance, to the SIE Ordinary Shares upon consummation of the Transactions, except as otherwise set forth on Schedule 1.2.

(iii) SIA consists of HKD 10,000 ordinary shares (“SIA Ordinary Shares” and, collectively with the SII Common Stock and SIE Ordinary Shares, the “Company Common Stock”), of which 10,000 SIA Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(ii) sets forth the name of each holder of SIA Ordinary Shares and the number of shares owned by each holder. All of the SIA Ordinary Shares are owned by the Stockholders of SIA free and clear of any liens, mortgages or other encumbrances and each such Stockholder will transfer to Parent complete and unfettered title, free of any lien, mortgage or encumbrance, to the SIE Ordinary Shares upon consummation of the Transactions, except as otherwise set forth on Schedule 1.2.

(b) There are (i) no shares of any Company Common Stock reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Summer or other parties (“Company Stock Options”) and there are no outstanding Company Stock Options; (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (“Company Warrants”) and there are no outstanding Company Warrants; and (iii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the conversion of the Company Preferred Stock or any outstanding convertible notes, debentures or securities (“Company Convertible Securities”). All outstanding shares of Company Common Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(c) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any of the Companies is a party or by which it is bound obligating such Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of such Company or obligating such Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which any of the Companies is a party or by which any of the Companies is bound with respect to any equity security of any class of such Company.

2.4 Authority Relative to this Agreement. Each of the Companies has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Companies of the Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of such Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Applicable Corporate Laws and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Companies do not, and the performance of this Agreement by Summer shall not, (i) conflict with or violate any of the Companies’ Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (iii) assuming all Company Contract Consents (as defined in Section 5.17) are obtained as contemplated by this Agreement, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of the Companies’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any of the Companies pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Summer. The Company Contract Consents from each of Bank of America Corporation and MB Capital Fund, II, LLC have been obtained by Summer and each such consent is in full force and effect as of the date of this Agreement and are irrevocable provided that the Transactions are consummated as contemplated by the terms of this Agreement.

(b) The execution and delivery of this Agreement by each of the Companies does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the Company Contract Consents, all of which are set forth on Schedule 2.5(b), (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Summer is licensed or qualified to do business and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer, or, after the Closing, the Parent or the SII Merger Surviving Corporation, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Summer has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Summer. The businesses and activities of Summer have not been and are not being conducted in violation of any Legal Requirements, except for such violations which, individually and in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on Summer. Summer is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by Summer (and Summer has no knowledge of any such notice delivered to any other Person). Summer is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Summer.

2.7 Financial Statements.

(a) Summer has provided to Parent audited consolidated financial statements in draft form (including any related notes thereto) of Summer and Faith Realty, LLC for the year ended December 31, 2005 (“Consolidated 2005 Financials”) and reviewed financial statements (including any related notes thereto) of SII for the year ended December 31, 2004 (the “SII Reviewed 2004 Financials” and, together with the Consolidated 2005 Financials, the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position for the named entities at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Summer has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of Summer and Faith Realty, LLC for the six months ended June 30, 2006 (the “Stub Financial Statements” and, collectively with the Unaudited Annual Financial Statements, the “Unaudited Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of Summer at the date thereof and the results of its operations and cash flows for the period indicated, except that such Stub Financial Statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on Summer.

(c) The minute books, stock certificate books and stock transfer ledgers and other similar books and records of Summer have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.7 or Schedule 2.8 hereto, Summer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of Summer, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Unaudited Annual Financial Statements, and (ii) such liabilities arising in the ordinary course of Summer’s business since June 30, 2006, none of which would have a Material Adverse Effect on Summer.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Stub Financial Statements, since June 30, 2006, there has not been: (i) any Material Adverse Effect on Summer, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Summer’s stock (other than distributions to Stockholders in respect of income taxes with respect to SII’s income), or any purchase, redemption or other acquisition by Summer of any of Summer’s capital stock or any other securities of Summer or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Summer’s capital stock, (iv) any granting by Summer of any increase in compensation or fringe benefits to any Stockholder, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Summer of any bonus to any Stockholder, except for bonuses made in the ordinary course of business consistent with past practice, or any granting to any Stockholder by Summer of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Summer of the nature contemplated hereby, (v) entry by Summer into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Summer with respect to any Governmental Entity, (vi) any material change by Summer in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of Summer, (ix) any revaluation by Summer of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Summer other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or to Summer’s knowledge, threatened against Summer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Summer, or any trade or business (whether or not incorporated) which is under common control with Summer, with respect to which Summer has liability (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of Summer. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of Summer, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Summer, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Summer does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or Summer (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Summer under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. Summer is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Summer nor does Summer know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to Summer’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon Summer or its assets or to which Summer is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Summer, any acquisition of property by Summer or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Summer.

2.14 Title to Property.

(a) All real property owned by Summer (and all improvements and fixtures, easements and rights of way on or relating to such properties) is shown or reflected on the balance sheet of Summer included in the Stub Financial Statements. Except as set forth on Schedule 2.14, Summer has good, valid and marketable fee simple title to the real property owned by it (and upon completion of the Faith Realty Contribution, will have good, valid and marketable fee simple title to the Contributed Real Property), and except as set forth in the Stub Financial Statements or on Schedule 2.14 hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14 hereto also contains a list of all options or other contracts under which Summer has a right to acquire any interest in real property and a description of the Contributed Real Property.

(b) Schedule 2.14 contains a complete listing of all leases of real property held by Summer; except for personal property leased by Summer pursuant to operating leases, all personal property and other property and assets of Summer owned, used or held for use in connection with the business of Summer (the “Personal Property”) are shown or reflected on the balance sheet included in the Unaudited Annual Financial Statements. Summer has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Unaudited Annual Financial Statements or in Schedule 2.14 hereto.

(c) All leases pursuant to which Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Summer or, to Summer’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Summer.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) Summer has timely filed all federal, state, local and foreign income, sales and other returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by Summer with any Tax authority prior to the date hereof, except such Returns which are not material to Summer. All such Returns are true, correct and complete in all material respects. Summer has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that Summer is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Summer has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Summer, nor has Summer executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the knowledge of Summer, no audit or other examination of any Return of Summer by any Tax authority is presently in progress, nor has Summer been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Summer has been proposed in writing, formally or informally, by any Tax authority to Summer or any representative thereof.

(vi) Summer has no liability for any material unpaid Taxes which have not been accrued for or reserved on Summer’s balance sheets included in the Unaudited Annual Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Summer, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Summer in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Summer.

(vii) Summer has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as plans of reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: to Summer’s knowledge, (i) Summer has complied with all applicable Environmental Laws; (ii) the properties currently operated by Summer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in violation of Environmental Law; (iii) the properties formerly owned or operated by Summer were not contaminated with Hazardous Substances in violation of Environmental Law during the period of ownership or operation by Summer or, to Summer’s knowledge, during any prior period; (iv) Summer is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Summer has not released or threatened the release of any Hazardous Substance; (vi) Summer has not received any notice, demand, letter, claim or request for information alleging that Summer may be in violation of or liable under any Environmental Law; and (vii) Summer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. Except as disclosed in Schedule 2.17 hereto, Summer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of the Transactions.

2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Summer, including software and software programs developed by or exclusively licensed to Summer (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Summer.

“Company Products” means all current versions of products or service offerings of Company.

(a) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Summer, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Summer.

(b) Except as disclosed in Schedule 2.18 hereto, Summer owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Summer is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of Summer including the sale of any products or the provision of any services by Summer.

(c) To Summer’s knowledge, except as set forth in Schedule 2.18, the operation of the business of Summer as such business currently is conducted, including Summer’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, manufacturing arrangements, distribution arrangements, permits and franchises, whether written or oral, to which Summer is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to Summer) and (ii) the term “Material Company Contracts” shall mean (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Summer and (z) without limitation of subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Summer by or to any officer, director, stockholder or holder of derivative securities (“Insider”) of Summer;

(ii) any guaranty, direct or indirect, by Summer or any Insider of Summer of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Summer or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Summer;

(v) any obligation to register any shares of the capital stock or other securities of Summer with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by Summer of real property or personal property;

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x) any Company Contract to which any Insider of Summer is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts).

(c) Except as set forth in Schedule 2.19, neither Summer nor, to the best of Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Summer. Each agreement, contract or commitment to which Summer is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth Summer’s insurance policies and fidelity bonds covering the assets, business, products, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of Summer.

2.21 Governmental Actions/Filings. Except as set forth in Schedule 2.21, Summer has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by Summer of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by Summer, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21 hereto, will not expire prior to December 31, 2007, and to Summer’s knowledge, Summer is in compliance with all of its obligations with respect thereto. To Summer’s knowledge, no event has occurred and is continuing which requires or permits (or after notice or lapse of time or both would require or permit) and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Summer. Except for (i) renewals in the ordinary course of business or (ii) as set forth in Schedule 2.21, no Governmental Action/Filing is necessary to be obtained, secured or made by Summer to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of Summer or a member of his or her immediate family is indebted to Summer, nor is Summer indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Summer, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to Summer’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Summer is affiliated or with whom Summer has a contractual relationship, or in any Person that competes with Summer, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the knowledge of Summer, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with Summer (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of Summer or such Person’s employment with Summer).

2.23 Board Approval. The board of directors of each of the Companies (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions contemplated hereby.

2.24 Stockholder Approval. The shares of Company Common Stock owned by the Stockholders constitute, in the aggregate, all of the outstanding voting shares of each of the Companies and the Stockholders’ execution of this Agreement evidences their approval of the Transactions by the stockholders of each of the Companies in accordance with the Applicable Corporate Laws.

2.25 Representations and Warranties Complete. The representations and warranties of Summer included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Product Liability; Product Recalls. Summer has never been found liable in a cause of action based on any product liability or related claims and has never been a party to any action alleging same. Schedule 2.26 sets forth a detailed description of each recall of any product of Summer since formation of any of the Companies.

2.27 Survival of Representations and Warranties. The representations and warranties of Summer set forth in this Agreement shall survive the Closing through the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Summer (except as set forth in a Schedule corresponding in number to the applicable Section of this Article III (the “Parent Schedule”), provided that the disclosure of an item in one section of the Schedules shall be deemed to modify both (i) the representation and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of Parent in this Agreement to the extent that is it reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty):

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to Summer. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for the SII Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) The SII Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of each SII Merger Sub, as amended and currently in effect, are annexed hereto as Exhibits A and B. SII Merger Sub is not in violation of any of the provisions of its Charter Documents.

(c) SII Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 11,200,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Parent and SII Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or SII Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and SII Merger Sub’s obligations hereunder and thereunder and, to consummate the Transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and SII Merger Sub of the Transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and SII Merger Sub(including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or SII Merger Sub are necessary to authorize this Agreement or to consummate the Transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and SII Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and SII Merger Sub, enforceable against Parent and SII Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and SII Merger Sub do not, and the performance of this Agreement by Parent and SII Merger Sub shall not: (i) conflict with or violate Parent’s or SII Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or SII Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and SII Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or SII Merger Sub is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Schedule 3.7(a) sets forth a correct and complete list of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), all of which have been made available to Summer and the Stockholders, and which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, with all such Parent SEC Reports having been filed on a timely basis, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Except as set forth on Schedule 3.7(b) hereto, each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Except as set forth on Schedule 3.7(b) hereto, Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since March 31, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, and except as contemplated by this Agreement, since March 31, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. Except as set forth on Schedule 3.10, there are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(d) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(e) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(f) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as plans of reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Schedule 3.19, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19.

(b) Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to Summer.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of Summer is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $49,168,000 invested in United States Government securities in a trust account administered by Continental Stock Transfer and Trust Company (the “Trust Fund”), less amounts payable to the Stockholders under Section 1.5(a), other amounts contemplated under Section 5.22, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to Summer. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Companies, Parent and SII Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Companies, Parent and SII Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Summer or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Summer or Parent license on an exclusive basis or sell any Intellectual Property of Summer, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than distributions to Stockholders in respect of income taxes with respect to SII’s income as set forth in Section 1.12(h));

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Summer and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents, except as otherwise contemplated by this Agreement;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or Summer as applicable, or (except for licenses referred to in subsection (c) above) enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for extensions and/or renewals of existing Indebtedness, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or Summer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into (i) in connection with the so called soft goods division employees or (ii) in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, or liabilities recognized or disclosed in the Stub Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Summer is a party or of which Summer is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by applicable U.S., U.K. or Hong Kong GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $250,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Transactions to fail to qualify as “plans of reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by Summer is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Audited Financials; Proxy Statement; Special Meeting.

(a) As soon as practicable after the date hereof, Summer shall deliver to Parent complete financial statements (including, but not limited to, statements or operations,

statements of cash flows and balance sheets and notes thereto) for the year ended December 31, 2005 as audited by GGK (“Audited Financials”) and June 30, 2006 as reviewed by GGK (“Reviewed Stub Financials”). As soon as is reasonably practicable after receipt by Parent from Summer of all financial (including the Audited Financials and Reviewed Stub Financials and PCOAB-firm audited 2004 and 2003 financials for Summer (“PCOAB-firm Audited 2004 and 2003 Financials”) if required for the proxy materials discussed below) and other information relating to Summer as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Transactions (“Parent Stockholder Approval”); (ii) the change of the name of Parent to a name mutually selected by Parent and Summer (the “Name Change Amendment”); (iii) an increase in the number of authorized shares of Parent Common Stock to 100 million shares (the “Capitalization Amendment”); (iv) an amendment to remove the preamble and Sections A through D, inclusive, of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate and restate Section E as Article Sixth and to otherwise ensure that the provisions contemplated by the Voting Agreement are permitted; and (v) the adoption of a Performance Equity Plan in the form attached hereto as Exhibit E (the “Parent Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of 1.6 million shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock (the “Proxy Statement”). Summer shall furnish to Parent on a timely basis all information concerning Summer (or any of the Companies or Subsidiaries) as Parent may reasonably request in connection with the preparation of the Proxy Statement; provided, however, that under no circumstances shall Summer’s response be deemed untimely, if Summer provides the requested information within 10 days after being notified of the same. Summer and its counsel shall be given an opportunity to review, comment on and approve (which such approval shall not be unreasonably withheld) the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of Summer, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use best commercial efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its best commercial efforts to cause the shares of Parent Common Stock to be issued pursuant to the Transactions to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by Summer, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Transactions in each such jurisdiction.

(b) As soon as practicable following its approval by the Commission, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Summer or any other information furnished by Summer for inclusion in the Proxy Statement). Summer represents and warrants that the information relating to Summer (and each of the Companies and Subsidiaries) supplied by Summer for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use best commercial efforts to obtain the Parent Stockholder Approval.

5.2 Directors and Officers of Parent, SII Merger Surviving Corporation, SIE and SIA after the Transactions. Parent, SII Merger Sub and the Companies shall take all necessary actions so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and SII Merger Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. The Stockholders, officers and directors of the Companies and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit F hereto concurrently with the execution of this Agreement.

5.3 Other Actions.

(a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Summer and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Summer and in a format acceptable for EDGAR filing. Prior to Closing, Parent and Summer shall prepare the press release announcing the consummation of the Transactions hereunder (“Press Release”). Concurrently with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

(b) Summer and Parent shall further cooperate with each other and use their respective best commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transactions and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of Summer and Parent) and/or any Governmental Entity, including as required under the laws of the UK and Hong Kong, in order to consummate the Transactions or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of April 21, 2005 Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Summer and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. In exercising the foregoing right, each of Summer and Parent shall act reasonably and as promptly as practicable.

5.4 Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Summer and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and Summer to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Summer and Parent to any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.5 Confidentiality Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby, and (ii) will use its commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Transactions contemplated hereby.

(b) Access to Information.

(i) Summer will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Summer during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Summer, as Parent may reasonably request.

(ii) Parent will afford Summer and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as Summer may reasonably request.

(iii) Notwithstanding anything to the contrary contained herein, each party hereby agrees that, by proceeding with the Closing, he or it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party that is actually known by him or it prior to the execution of this Agreement.

5.6 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Parent (in the case of Summer and the Stockholders) or Summer (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. In accordance with the foregoing, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Summer and its counsel shall be given reasonable time to review, comment on and approve (which such approval shall not be unreasonably withheld) the Current Report prior to its filing with the SEC. Any language included in such Current Report may be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of Summer.

5.7 Best Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5(b) of Summer Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and Summer and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Summer to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8 Treatment as a Reorganization. Neither Parent nor Summer nor Stockholders shall take any action prior to or following the Transactions that could reasonably be expected to cause the Transactions to fail to qualify as “plans of reorganization” within the meaning of Section 368(a) of the Code.

5.9 No Parent Common Stock Transactions. Each officer, director and Stockholder of Summer shall agree that it shall not, prior to April 21, 2008, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock it receives as a result of the

Transactions other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit G hereto executed by such Person concurrently with the execution of this Agreement. The Parent hereby covenants and agrees not to terminate or amend any of the terms of that certain Stock Escrow Agreement dated as of April 21, 2005 by and among the Parent and the other parties named therein.

5.10 Certain Claims.

(a) As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, Summer and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in Summer; and (ii) employment, service, consulting or other similar agreement entered into with Summer prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

(b) As additional consideration for the Stockholders to enter into this Agreement, the Company hereby releases and forever discharges, effective as of the Closing Date, each of the Stockholders from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing. Notwithstanding the foregoing, no Stockholder shall be released from any obligation for borrowed money owed by him or her to the Company.

5.11 No Securities Transactions. Neither Summer nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Summer shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.12 No Claim Against Trust Fund. Summer and the Stockholders acknowledge that, if the transactions contemplated by this Agreement are not consummated, Parent will be obligated, under certain circumstances, to return to its stockholders the amounts being held in the Trust Fund. Summer and each of the Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever. The foregoing waiver shall not apply if both (a) Parent wrongfully fails or refuses to consummate the transactions contemplated by this Agreement or Summer terminates this Agreement pursuant to Section 8.1(d), and (b) Parent consummates a merger or other business combination with another entity.

5.13 Disclosure of Certain Matters. Each of Parent and Summer will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the Transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Summer, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend Summer Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14 Nasdaq Listing. Parent shall use its best commercial efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the Units issued in Parent’s initial public offering and the class of warrants included in such Units. If such listing is not obtained by the Closing, the parties shall continue to use their best commercial efforts after the Closing to obtain such listing. Summer will use its best commercially efforts to provide Parent with information regarding Summer required in connection therewith.

5.15 Summer Actions. Summer shall use its commercially reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and SII Merger Sub to fulfill their obligations hereunder.

5.16 Termination of Stockholder Guarantees. As soon as practicable after the date hereof and prior to the Closing Date, the Parties shall use commercially reasonable efforts to negotiate with the creditors of each of the Companies and take commercially reasonable action to obtain the agreement of each such creditor to terminate any and all personal guarantees by the Stockholders of any of the Companies’ indebtedness to such creditors, including supplying the guarantee of Parent in lieu of such personal guarantees, such terminations to be conditioned upon consummation of the Transactions and to be effective at the Closing Date (the “Stockholder Guarantee Terminations”).

5.17 Company Contract Consents. As soon as practicable after the date hereof and prior to the Closing Date, the Companies and the Stockholders shall use commercially reasonable efforts to negotiate with each party to each of the Material Company Contracts and take commercially reasonable action to obtain the consent of each such party to the assignment of each Company Contract to the Parent or SII Merger Sub, as appropriate, in each case without change to the term or provisions of such Company Contract and without the payment of any consideration (the “Company Contract Consents”). Each Company Contract Consent shall be conditioned upon the consummation of the Transactions and shall be effective as of the Closing Date.

5.18 Stockholder Obligations. The Stockholders shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

5.19 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or Summer as provided in the Charter Documents of Parent or Summer, respectively or in any indemnification agreements shall survive the Transactions and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of the Parent and the Surviving Corporations shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and Summer, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.19.

(d) The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or Summer for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.14(a).

5.20 Faith Realty Contribution. Summer and Jason Macari and Steven Gibree, as owners of Faith Realty, LLC, shall use their best commercial efforts to negotiate and execute all agreements and consents (such agreements and consents to be effective as of the Closing) required to affect the contribution of all the assets, properties, liabilities and obligations of Faith Realty, LLC to SII (the “Faith Realty Contribution”) and to consummate the Faith Realty Contribution without payment of any consideration by Summer (other than SII’s assumption of any mortgage or construction indebtedness related thereto).

5.21 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.22 Trust Fund Disbursement. Parent shall cause the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing with not less than $49,168,000 (less any amounts Parent is required to pay the Stockholders under Section 1.5(a), all amounts payable at closing, including those described below in this Section 5.22, and amounts payable to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter documents) being made available to the Companies for working capital. All liabilities of Parent due and owing or incurred at or prior to the Effective Time, including all tax liabilities (“Parent Effective Time Liabilities”), shall be paid as and when due, including the payment at Closing of professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

5.23 Cashless Exercise of Warrants. The parties hereto agree that, in connection with any redemption of Parent’s outstanding warrants, Parent shall offer holders thereof the opportunity to exercise such warrants on a cashless basis.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

(b) Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on Nasdaq, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on Nasdaq.

6.2 Additional Conditions to Obligations of Summer. The obligations of Summer to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Summer:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Summer shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and SII Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. Summer shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to Summer (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Summer and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations. The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j) Employment Agreements. Employment Agreements between KBL and Dr. Marlene Krauss in the form of Exhibit I (the “KBL Employment Agreement”) shall have been executed and delivered at Closing by each of Dr. Krauss and KBL, and Employment Agreements between KBL and/or Summer and, separately, each of Jason Macari, Steven Gibree and Rachelle Harel in the forms of Exhibit K, Exhibit L and Exhibit M, respectively, (the “Summer Employment Agreements”) shall have been executed and delivered at Closing by KBL as applicable.

(k) Registration Rights Agreements. The Registration Rights Agreements shall be in full force and effect.

(l) Voting Agreement. The Voting Agreement shall be in full force and effect, and Jason Macari and Steve Gibree directors shall have been elected to the Parent’s Board of Directors.

(m) Stockholder Guarantee Terminations. The Stockholder Guarantee Terminations shall have been obtained as contemplated by Section 5.16.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of Summer contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Summer contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of Summer by an authorized officer of Parent (“Company Closing Certificate”).

(b) Agreements and Covenants. Summer and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Summer) does not, or will not, constitute a Material Adverse Effect on Summer, and Summer Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Summer shall have obtained all consents, waivers, permits and approvals required to be obtained by Summer in connection with the consummation of the transactions contemplated hereby, including all Company Contract Consents, but excluding those consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Summary and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Summer shall have occurred since the date of this Agreement.

(f) [Reserved]

(g) Opinion of Counsel. Parent shall have received from Greenberg Traurig, counsel to Summer, an opinion of counsel in substantially the form of Exhibit J annexed hereto.

(h) Financials.

(i) Parent shall have received the Audited Financials and Reviewed Stub Financials of Summer, and the PCOAB-firm Audited 2004 and 2003 Financials as and if required by the applicable proxy rules in accordance with Section 5.1 above.

(ii) The Audited Financials shall not materially differ from the Consolidated 2005 Financials, shall not contain any qualifications not contained in the Consolidated 2005 Financials, shall not omit any qualifications contained in the Consolidated 2005 Financials, and shall not utilize any accounting procedure that is materially different from that used in connection with the Consolidated 2005 Financials. The Reviewed Stub Financials shall not materially differ from the Stub Financial Statements, shall not contain any qualifications not contained in the Stub Financial Statements, shall not omit any qualifications contained in the Stub Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Stub Financial Statements. Neither the Audited Financials or Reviewed Stub Financials, individually or taken as a whole, shall differ from the Consolidated 2005 Financials or Stub Financial Statements in a manner that causes Capitalink, LC (“Capitalink”) to withdraw the fairness opinion, dated August 24, 2006, delivered to Parent’s Board of Directors with respect to Capitalink’s opinion that as of the date of that letter, (i) the Transaction Consideration is fair, from a financial point of view, to Parent’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of the net assets of Parent.

(i) Faith Realty Contribution. The Faith Realty Contribution shall be effective as of the Closing and Summer shall have given no consideration therefor, except its assumption of mortgage or construction indebtedness related to such property.

(j) Comfort Letters. Parent shall have received “comfort” letters in the customary form from Goldstein, Golub & Kessler, dated the date of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

(k) Other Deliveries. At or prior to Closing, Summer shall have delivered to Parent: (i) copies of resolutions and actions taken by each of the Companies’ board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(l) Resignations. The persons listed in Schedule 6.3(l) shall have resigned from their positions and offices with Summer.

(m) Company Contract Consents. All of the Company Contract Consents shall have been obtained as contemplated by Section 5.17.

(n) Stockholder Obligations. The Stockholders shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(o) Derivative Securities. All of the Conversions shall have been completed and there shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of any of the Companies.

(p) Employment Agreements. The Summer Employment Agreements shall have been executed and delivered at Closing by each of Jason Macari, Steven Gibree and Rachelle Harel as applicable.

(q) Voting Agreement. The Voting Agreement shall be in full force and effect, and Dr. Krauss and the other KBL designee shall have been elected to the Parent’s Board of Directors.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Merger Subs and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Summer contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Summer to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of Summer contained in this Agreement; or

(iii) any of the matters set forth on Schedule 2.10 hereto, other than the matter relating to Springs Global US, Inc. (which shall not be subject to indemnification under this Article VII).

(b) As used in this Article VII, the term “Losses” shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words. Notwithstanding anything to the contrary contained herein, in no event shall the Parent Indemnities be entitled to recover consequential or punitive damages. Notwithstanding the foregoing, “Losses” arising from the matters described in Section 7.1(a)(iii) above shall be limited to the amount of any actual judgment or settlement in excess of reserves provided for in the Financial Statements.

(c) The right to indemnification and payment of Losses shall not apply to any information known to the Parent Indemnities prior to the execution of this Agreement.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than Summer (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed; and

(ii) Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Parent’s Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement

7.3 Insurance and Tax Effect.

(a) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by the Companies, Parent or SII Merger Sub, as the case may be, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Summer to Parent in connection with this Agreement (including the certificate required to be delivered by Summer pursuant to Section 6.3(a)) shall survive the Closing until the end of the Escrow Period. Any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the end of the Escrow Period.

(b) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall only be the amount in excess of the amount of the Deductible.

(c) Aggregate Amount Limitation. Notwithstanding anything to the contrary contained herein, the aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the value of the Indemnity Shares and Parent shall have no claim against Summer’s stockholders other than for the Indemnity Shares (and any proceeds of the shares or distributions with respect to the Indemnity Shares).

7.5 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or Summer’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Transaction Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Transactions, except as otherwise required by Law.

7.7 Representative Capacities; Application of Indemnity Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Indemnity Shares remaining in escrow at the end of the Escrow Period in excess of the Indemnity Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and Summer at any time;

(b) by either Parent or Summer if the Transactions shall not have been consummated by April 21, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or Summer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by Summer, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then Summer may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Summer to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Summer may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of Summer set forth in this Agreement, or if any representation or warranty of Summer shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Summer prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to Summer of such breach, provided Summer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Summer is cured during such thirty (30)-day period); or

(f) by either Parent or Summer, if, at the Special Meeting (including any adjournments thereof), (i) (a) this Agreement and the transactions contemplated hereby or (b) the Name Change Amendment or the Capitalization Amendment shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or (ii) the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to

Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 5.5, 5.6, 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Transactions to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transactions are consummated, except as contemplated by Section 5.12.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“2006 EBITDA”	Section 1.12(b)(i)
“2006 EBITDA Payment”	Section 1.12(b)(i)
“2007 EBITDA”	Section 1.12(c)(i)
“2007 EBITDA Payment”	Section 1.12(c)(i)
“2008 EBITDA”	Section 1.12(d)(i)
“2008 EBITDA Payment”	Section 1.12(d)(i)
“AAA”	Section 10.12
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.2
“Annual Financial Statements”	Section 2.7(a)
“Applicable Corporate Laws”	Recital A
“Approvals”	Section 2.1(a)
“Audited Financials”	Section 5.1(a)
“Auditor’s Net Worth Difference Calculation”	Section 1.5(b)(vi)
“Blue Sky Laws”	Section 1.13(c)
“Capitalization Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Cash Payment”	Section 1.5(a)
“Closing Date”	Section 1.2
“Closing Date Net Worth	Section 1.5(b)(ii)
“Closing Date Net Worth Statement”	Section 1.5(b)(vi)

“Closing Shares”	Section 1.5(c)
“Code”	Recital C
“Committee”	Section 1.14(a)
“Companies”	Preamble
“Company Certificates”	Section 1.5(c)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 2.3(a)(iii)
“Company Contract Consents”	Section 5.17
“Company Contracts”	Section 2.19(a)
“Company Convertible Securities”	Section 2.3(b)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Stock Options”	Section 2.3(b)
“Company Warrants”	Section 2.3(b)
“Consolidated 2005 Financials”	Section 2.7(a)
“Continental”	Section 1.10(a)
“Contingent Shares”	Section 1.12(a)(i)
“Control”	Section 10.2(f)
“Conversions”	Section 1.15
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(b)
“DGCL”	Section 5.1((b)
“Disclosure Schedules”	Section 5.13
“EBITDA”	Section 1.12(e)
“EBITDA Payments”	Section 1.12(d)(i)
“Effective Time”	Section 1.2
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.10(a)
“Escrow Period”	Section 1.10(a)
“Escrow Shares”	Section 1.5(c)
“Exchange Act”	Section 1.13(c)
“Faith Realty Contribution”	Section 1.4(b)(vi)
“GGK”	Section 1.4(b)(vi)
“Governmental Action/Filing”	Section 2.21
“Governmental Entity”	Section 1.13(c)
“Hazardous Substance”	Section 2.16(c)
“Indemnity Shares”	Section 1.5(c)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“June 30 Net Worth”	Section 1.5(b)(ii)
“June 30 Net Worth Statement”	Section 1.5(b)(vi)
“KBL Employment Agreements”	Section 6.3(p)
“Knowledge”	Section 10.2(d)
“Last Reported Sales Price”	Section 1.12(a)(ii)

“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 7.1(b)
“Material Company Contracts”	Section 2.19(a)
“Name Change Amendment”	Section 5.1(a)
“NASD”	Section 3.23
“Net Worth”	Section (b)(v)
“Net Worth Shares”	Section 1.5(b)(i)
“Notice of Claim”	Section 7.2(a)
“OTC BB”	Section 3.23
“Parent”	Preamble
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.5(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Effective Time Liabilities”	Section 5.22
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Patents”	Section 2.18
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 3.3(b)
“PCOAB-firm Audited 2004 and 2003 Financials”	Section 5.1(a)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plans”	Section 2.11(a)
“Press Release”	Section 5.3(a)
“Proxy Statement”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18
“Registration Rights Agreement”	Section 1.11
“Representative”	Section 1.10(a)
“Returns”	Section 2.15(b)(i)
“Reviewed Stub Financials”	Section 5.1(a)
“Securities Act”	Section 1.13(c)
“Share Price Measurement Period”	Section 1.12(a)(i)
“Share Price Trigger”	Section 1.12(a)(i)
“Share Price Trigger Period”	Section 1.12(a)(i)
“Shortfall”	Section 1.5(b)(iv)
“SIA”	Preamble
“SIA Ordinary Shares”	Section 2.3(a)(iii)
“SIA Stockholders”	Preamble
“SIA Transaction”	Section 1.1(c)

“SIE”	Preamble
“SIE Ordinary Shares”	Section 2.3(a)(ii)
“SIE Stockholders”	Preamble
“SIE Transaction”	Section 1.1(b)
“SII”	Preamble
“SII Common Stock”	Section 2.3(a)(i)
“SII Merger”	Section 1.1(a)
“SII Merger Sub”	Preamble
“SII Merger Surviving Corporation”	Section 1.1(a)
“SII Reviewed 2004 Financials”	Section 2.7(a)
“SII Stockholders”	Preamble
“Special Meeting”	Section 5.1(a)
“Springs”	Section 1.5(b)(v)
“Stockholder Guarantee Terminations”	Section 5.16
“Stockholder/Stockholders”	Preamble
“Stub Financial Statements”	Section 2.7(b)
“Stub Period Tax Distribution”	Section 1.12(h)
“Summer”	Preamble
“Summer Employment Agreements”	Section 6.2(j)
“Summer Schedule”	Article II Preamble
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trading Day”	Section 1.12(a)(iii)
“Transaction Certificates”	Section 1.2
“Transaction Consideration”	Section 1.5(a)
“Transaction Form 8-K”	Section 5.3(a)
“Transactions”	Section 1.1(c)
“Transaction Share Reduction Number”	Section 1.5(b)(iii)
“Transaction Shares”	Section 1.5(a)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

Attention: Marlene Krauss, M.D.

Telephone: 212-319-5555

Facsimile: 212-319-5591

with a copy to:

David Alan Miller, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Telephone: 212-818-8661

Facsimile: 212-818-8881

if to Summer or Stockholders, to:

Summer Infant, Inc.

582 Great Road

North Smithfield, Rhode Island 02896

Attention: Jason Macari

Telephone:

Facsimile:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum LLP

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone: 401-831-2600

Facsimile: 401-831-2220

and

James Redding, Esq.

Greenberg Traurig

One International Place

Boston, MA 02110

Telephone: 617-310-6000

Facsimile: 617-310-6001

if to Representative:

Jason Macari

10 Hannah Drive

Cumberland, RI 02864

Telephone:

Facsimile:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum LLP

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone: 401-831-2600

Facsimile: 401-831-2220

and

James Redding, Esq.

Greenberg Traurig

One International Place

Boston, MA 02110

Telephone: 617-310-6000

Facsimile: 617-310-6001

10.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation; provided, however, that for the purposes of this Section 2, the term “Summer’s knowledge” or “known to Summer” or words of similar import shall mean the actual knowledge of (i) Mr. Jason Macari, (ii) Mr. Steve Gibree, (iii) Mr. Mark Gorton, (iv) Rachelle Harrel and (v) Robert Weaver, Jr., after due inquiry. Notwithstanding anything to the contrary set forth herein, such persons are named and/or identified solely for purposes of defining the “knowledge” of Seller, and none of such persons shall have any liability on an individual basis with respect to the purchase and sale contemplated hereby, or in connection with this Agreement.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and Summer dated April 27, 2006 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in the state of residence of the non-moving party. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in the state of the non-moving party. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in either the State of New York, New York County or the State of Rhode Island, County of Providence, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. II

By:	/s/ Dr. Marlene Krauss
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

SII ACQUISITION, INC.

By:	/s/ Dr. Marlene Krauss
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

SUMMER INFANT, INC.

By:	/s/ Jason Macari
Name:	Jason Macari
Title:	Chief Executive Officer

SUMMER INFANT EUROPE, LIMITED

By:	/s/ Jason Macari
Name:	Jason Macari
Title:	Director

SUMMER INFANT ASIA, LTD.

By:	/s/ Jason Macari
Name:	Jason Macari
Title:	President

STOCKHOLDERS:

[See separate signature pages.]

STOCKHOLDER SIGNATURE PAGE TO AGREEMENT

/s/ JASON MACARI
JASON MACARI

/s/ STEVEN GIBREE
STEVEN GIBREE

/s/ RACHELLE HAREL
RACHELLE HAREL

By signing below, each of

the Stockholders of SII hereby

affirms and makes the representations

set forth in Section 2.1(e)

/s/ Jason Macari
Jason Macari

/s/ Steven Gibree
Steven Gibree

/s/ Rachelle Harel
Rachelle Harel

By signing below, each of

the Stockholders of SIE hereby

affirms and makes the representations

set forth in Section 2.3(a)(ii)

/s/ JASON MACARI
JASON MACARI

/s/ STEVEN GIBREE
STEVEN GIBREE

/s/ RACHELLE HAREL
RACHELLE HAREL

By signing below, each of the Stockholders of SIA hereby affirms and makes the representations set forth in Section 2.3(a)(iii)

/s/ JASON MACARI
JASON MACARI

/s/ STEVEN GIBREE
STEVEN GIBREE

/s/ RACHELLE HAREL
RACHELLE HAREL

By signing below, Jason Macari and Steven Gibree, as owners of Faith Realty LLC, hereby agree to the covenants contained in Section 5.20 hereof.

/s/ JASON MACARI
JASON MACARI

/s/ STEVEN GIBREE
STEVEN GIBREE

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Articles of Incorporation of SII Merger Sub
Exhibit B	-	By-laws of Merger Sub
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Registration Rights Agreement
Exhibit E	-	Performance Equity Plan
Exhibit F	-	Voting Agreement
Exhibit G	-	Form of Lock-Up Agreement
Exhibit H	-	Form of Opinion of Graubard Miller
Exhibit I	-	Form of Employment Agreement for Dr. Marlene Krauss
Exhibit J	-	Form of Opinion of Greenberg Traurig
Exhibit K	-	Form of Employment Agreement for Jason Macari
Exhibit L	-	Form of Employment Agreement for Steve Gibree
Exhibit M	-	Form of Employment Agreement for Rachelle Harel

Schedules

Schedule 1.2	-	Applicable Jurisdictions and Filings
Schedule 1.5(a)	-	Individual Allocations of Transaction Consideration
Schedule 2	-	Summer Schedule
Schedule 3	-	Parent Schedule
Schedule 5.2	-	Directors and Officers of Parent and Summer
Schedule 6.2(i)	-	Parent Resignations
Schedule 6.3(k)	-	Summer Resignations